Exhibit 99.1 - News Release - First fiscal quarter ended December 30, 2018.
201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises reports double digit digital growth; Q1 FY2019 results

DAVENPORT, Iowa (February 7, 2019) — Lee Enterprises, Incorporated (NYSE: LEE), a leading provider of high quality, trusted, local news, information and a major platform for advertising in 49 markets, today reported earnings(1) of $10.7 million for its first fiscal quarter ended December 30, 2018, or 18 cents per diluted common share. For the same quarter a year ago, earnings totaled $35.3 million, or 63 cents per diluted common share. Adjusted for the impact of the 2017 Tax Act as well as the warrants, adjusted earnings per diluted common share totaled 18 cents in the current year quarter compared to 19 cents in the prior year quarter.(2)

"We are off to a great start in fiscal year 2019 with strong performance in many key areas," said Kevin Mowbray, President and Chief Executive Officer. "Total digital revenue increased 10.7% in the first quarter due to an 8.0% growth in digital advertising revenue and a 27.7% growth in digital services revenue," Mowbray added. "Revenue in our local controllable segment also performed well. Revenue from local retail accounts was down 2.6% in the first quarter, the best quarterly trend in several years."

"On a stand-alone basis, revenue at TownNews increased 19.9% due to increased market share, including an increase in broadcast customers as well as gains in video revenue from 2018 technology acquisitions," said Mowbray. "We remain steadfast in our growth strategy around local controllable accounts, consumers and digital services as we drive our digital transformation."

Mowbray also noted the following financial highlights for the quarter:

•	Digital advertising revenue increased 8.0% for the quarter and represented 33.6% of total advertising revenue.

•	Digital retail advertising, which represented 63.3% of total digital advertising in the December quarter, grew 10.1%, driven by an increase in advertising from local retailers.

•	Monthly visits to Lee mobile, tablet, desktop and app sites averaged 75.4 million, and page views per visit, one metric we use to monitor engagement, increased 12.9%.

•	Subscription revenue decreased 4.1% in the quarter. Digital only subscribers increased 55.9%.

•	Total revenue decreased 5.3% for the quarter.

"After the end of the first quarter we closed on the acquisition of the Kenosha News and Lake Geneva Regional News. Their proximity to existing Lee properties creates opportunity for synergies while greatly strengthening our audiences in southeast Wisconsin," said Mowbray.

"Operating expenses were down 4.9% in the December quarter with cash costs(2) down 4.4%, led by an 8.9% reduction in compensation costs" said Vice President and Chief Financial Officer, Tim Millage.

"Adjusted EBITDA(2) was $36.1 million in the quarter, and totaled $128.4 million over the last 12 months," Millage said.

"In the first quarter, we repaid the remaining balance of the 1st Lien Term Loan, almost five months ahead of its maturity, and we amended and extended our Revolving Facility,"(3) Millage added. "Debt reduction in the December quarter was $7.0 million, and has totaled more than $367 million since our refinancing in 2014."(3)

FIRST QUARTER OPERATING RESULTS

Operating revenue for the 13 weeks ended December 30, 2018 totaled $136.2 million, a decrease of 5.3% compared with a year ago.

Advertising and marketing services revenue decreased 10.3% to $76.0 million. The decrease in advertising and marketing services revenue is due to softness in print advertising demand resulting in reduced advertising volume primarily from large retail, big box stores and classifieds. Partially offsetting print declines, digital advertising and marketing services revenue increased 8.0% to $25.5 million and represented 33.6% of total advertising revenue. Digital retail advertising revenue represented 63.3% of digital advertising revenue in the quarter.

Subscription revenue decreased 4.1% in the current year quarter. Average daily newspaper circulation, including TNI and MNI and digital subscribers, totaled 0.7 million in the current quarter. Sunday circulation totaled 1.1 million. Price increases and additional revenue from premium content partially offset lower print circulation volumes.

Other revenue, which consists of digital services, management agreement revenues, commercial printing and revenue from delivery of third party products, increased 28.7% in the current year quarter. The increase was partially due to 25.5% revenue growth at TownNews and revenue from our management contract with BH Media Group, Inc.

Total digital revenue, including digital advertising and digital services, was $30.2 million for the quarter, up 10.7% compared with a year ago. Mobile, tablet, desktop and app sites, including TNI and MNI(3), attracted monthly average visits of 75.4 million for the current quarter, an increase of 3.9% over the prior year.

Operating expenses for the 13 weeks ended December 30, 2018 decreased 4.9%. Cash costs decreased 4.4% compared to the prior year quarter. Compensation decreased 8.9%, primarily as a result of a reduction in staffing levels. Newsprint and ink expense increased 8.6% due to higher prices partially offset by lower volumes from unit declines. Other operating expenses decreased 1.2%, primarily driven by lower delivery and other print-related costs and offset in part by higher costs associated with growing digital revenue and increases in other cash costs from outsourcing.

Restructuring costs and other(4) totaled $0.1 million and $0.5 million in the 2019 quarter and 2018 quarter, respectively.

Including equity in earnings of associated companies, depreciation and amortization, assets loss (gain) on sales, impairments and other, and restructuring costs and other, operating income totaled $27.7 million in the current year quarter, compared with $29.8 million a year ago.

In the 13 weeks ended December 30, 2018, interest expense decreased 10.2%, or $1.4 million, due to lower debt balances. The Company recognized non-operating income of $0.1 million in the current year quarter compared to a non-operating expense of $0.4 million in the same quarter of the prior year due to a change in fair value of stock warrants. The Company recognized $0.9 million of debt refinancing and administrative costs in the current quarter and $1.1 million in the same quarter of the prior year. The vast majority of the debt refinancing and administrative costs represent amortization of refinancing costs paid in 2014.

Income attributable to Lee Enterprises, Incorporated for the quarter totaled $10.4 million, compared with income of $35.0 million a year ago. Adjusted EBITDA for the quarter was $36.1 million.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER(2)

The following table summarizes the impact from warrant fair value adjustments and the impact from the 2017 Tax Act on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

	13 Weeks Ended
	December 30 2018		December 24 2017
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	10,361	0.18	35,003	0.63
Adjustments (tax affected):
Warrants fair value adjustment	(80)	—	431	0.01
Income tax effect of 2017 Tax Act	—	—	(24,872)	(0.45)
Income attributable to Lee Enterprises, Incorporated, as adjusted	10,281	0.18	10,562	0.19
DEBT AND FREE CASH FLOW

Debt was reduced $7.0 million in the quarter including repaying, in full, the balance of the 1st Lien Term Loan. As of December 30, 2018, the principal amount of debt was $477.8 million. The principal amount of our debt, net of cash, is 3.6 times our adjusted EBITDA for the past 12 months ended December 30, 2018. Interest expense decreased $1.4 million, or 10.2%, in the quarter.

At December 30, 2018, including $15.9 million in cash and availability under our Revolving Facility, liquidity totaled $37.3 million. Excluding excess cash flow payments, there are no required debt principal payments over the next twelve months.

CONFERENCE CALL INFORMATION

As previously announced, we will hold an earnings conference call and audio webcast today at 9 a.m. Central Time. The live webcast will be accessible at www.lee.net and will be available for replay two hours later. Several analysts have been invited to ask questions on the call. Questions from other participants may be submitted by participating in the webcast. The call also may be monitored on a listen-only conference line by dialing (toll free) 888-378-4398 and entering a conference passcode of 302424 at least five minutes before the scheduled start. Participants on the listen-only line will not have the opportunity to ask questions.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, with daily newspapers, rapidly growing digital products and nearly 300 weekly and specialty publications serving 49 markets in 20 states. Year to date, Lee's newspapers have average circulation of 0.7 million daily and 1.1 million Sunday, and are estimated to reach almost three million readers in print alone. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•	Our ability to generate cash flows and maintain liquidity sufficient to service our debt;

•	Our ability to comply with the financial covenants in our credit facilities;

•	Our ability to refinance our debt as it comes due;

•	Our ability to manage declining print revenue;

•	That the warrants issued in our refinancing will not be exercised;

•	The impact and duration of adverse conditions in certain aspects of the economy affecting our business;

•	Changes in advertising and subscription demand;

•	Changes in technology that impact our ability to deliver digital advertising;

•	Potential changes in newsprint, other commodities and energy costs;

•	Interest rates;

•	Labor costs;

•	Legislative and regulatory rulings;

•	Our ability to achieve planned expense reductions;

•	Our ability to maintain employee and customer relationships;

•	Our ability to manage increased capital costs;

•	Our ability to maintain our listing status on the NYSE;

•	Competition; and

•	Other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.

Contact:
IR@lee.net
(563) 383-2100

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	13 Weeks Ended
(Thousands of Dollars, Except Per Share Data)	December 30 2018	December 24 2017	Percent Change

Advertising and marketing services	75,962	84,661	(10.3)
Subscription	46,268	48,269	(4.1)
Other	13,971	10,856	28.7
Total operating revenue	136,201	143,786	(5.3)
Operating expenses:
Compensation	47,038	51,619	(8.9)
Newsprint and ink	6,339	5,838	8.6
Other operating expenses	49,743	50,357	(1.2)
Cash costs	103,120	107,814	(4.4)
Total operating revenue less cash costs	33,081	35,972	(8.0)
Depreciation and amortization	7,529	8,053	(6.5)
Assets loss (gain) on sales, impairments and other	(100)	2	NM
Restructuring costs and other	62	468	(86.8)
Operating expenses	110,611	116,337	(4.9)
Equity in earnings of associated companies	2,129	2,383	(10.7)
Operating income	27,719	29,832	(7.1)
Non-operating income (expense):
Interest expense	(12,256)	(13,650)	(10.2)
Debt financing and administrative costs	(896)	(1,096)	(18.2)
Other, net	665	551	20.7
Non-operating expenses, net	(12,487)	(14,195)	(12.0)
Income before income taxes	15,232	15,637	(2.6)
Income tax expense (benefit)	4,513	(19,690)	NM
Net income	10,719	35,327	(69.7)
Net income attributable to non-controlling interests	(358)	(324)	10.5
Income attributable to Lee Enterprises, Incorporated	10,361	35,003	(70.4)

Earnings per common share:
Basic	0.19	0.64	(70.3)
Diluted	0.18	0.63	(71.4)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

The table below reconciles the non-GAAP financial performance measure of adjusted EBITDA to net income, its most directly comparable GAAP measure:

	13 Weeks Ended		53 Weeks Ended
(Thousands of Dollars)	December 30 2018	December 24 2017	December 30 2018

Net Income	10,719	35,327	19,609
Adjusted to exclude
Income tax expense (benefit)	4,513	(19,690)	7,975
Non-operating expenses (income), net	12,487	14,195	55,995
Equity in earnings of TNI and MNI	(2,129)	(2,383)	(8,995)
Assets loss (gain) on sales, impairments and other	(100)	2	6,327
Depreciation and amortization	7,529	8,053	31,242
Restructuring costs and other	62	468	5,144
Stock compensation	463	519	1,801
Add:
Ownership share of TNI and MNI EBITDA (50%)	2,601	3,159	9,325
Adjusted EBITDA	36,145	39,650	128,423

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	December 30 2018	September 30 2018
Cash	15,909	5,380
Debt (Principal Amount):
1st Lien Term Loan	—	6,303
Notes	385,000	385,000
2nd Lien Term Loan	92,832	93,556
	477,832	484,859

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended
	December 30 2018	December 24 2017

Capital expenditures (Thousands of Dollars)	1,002	1,103
Average common shares - basic (Thousands of Shares)	55,204	54,329
Average common shares - diluted (Thousands of Shares)	56,701	55,812
Shares outstanding at end of period (Thousands of Shares)	57,691	57,069

NOTES

(1)
This earnings release is a preliminary report of results for the periods included.  The reader should refer to the Company's most recent reports on Form 10-Q and on Form 10-K for definitive information.

(2)	The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant GAAP measures are included in tables accompanying this release:
•
Adjusted EBITDA is a non-GAAP financial performance measure that enhances financial statement users overall understanding of the operating performance of the Company. The measure isolates unusual, infrequent or non-cash transactions from the operating performance of the business. This allows users to easily compare operating performance among various fiscal periods and how management measures the performance of the business. This measure also provides users with a benchmark that can be used when forecasting future operating performance of the Company that excludes unusual, nonrecurring or one time transactions. Adjusted EBITDA is also a component of the calculation used by stockholders and analysts to determine the value of our business when using the market approach, which applies a market multiple to financial metrics. It is also a measure used to calculate the leverage ratio of the Company, which is a key financial ratio monitored and used by the Company and its investors. Adjusted EBITDA is defined as net income (loss), plus nonoperating expenses, income tax expense (benefit), depreciation and amortization, assets loss (gain) on sales, impairments and other, restructuring costs and other, stock compensation and our 50% share of EBITDA from TNI and MNI, minus equity in earnings of TNI and MNI and curtailment gains.

•
Adjusted Income (Loss) and Adjusted Earnings (Loss) Per Common Share are non-GAAP financial performance measures that we believe offer a useful metric to evaluate overall performance of the Company by providing financial statement users the operating performance of the Company on a per share basis excluding the impact of changes in the valuation of Warrants as well as unusual and infrequent transactions. It is defined as income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per common share adjusted to exclude the impact of the valuation of Warrants and the impact of the 2017 Tax Act.

•
Cash Costs represent a non-GAAP financial performance measure of operating expenses which are measured on an accrual basis and settled in cash. This measure is useful to investors in understanding the components of the Company’s cash-settled operating costs. Generally, the Company provides forward-looking guidance of Cash Costs, which can be used by financial statement users to assess the Company's ability to manage and control its operating cost structure. Cash Costs are defined as compensation, newsprint and ink and other operating expenses. Depreciation and amortization, assets loss (gain) on sales, impairments and other, other non-cash operating expenses and other expenses are excluded. Cash Costs also exclude restructuring costs and other, which are typically paid in cash.

(3)
The 1st Lien Term Loan is the $250 million first lien term loan and $27 million revolving facility (Revolving Facility) under a First Lien Credit Agreement dated as of March 31, 2014, as amended. The Notes are the $400 million senior secured notes pursuant to an indenture dated March 31, 2014. The 2nd Lien Term Loan is the $150 million second lien term loan under the Second Lien Loan Agreement dated as of March 31, 2014. TNI refers to TNI Partners publishing operations in Tucson, AZ. MNI refers to Madison Newspapers, Inc. publishing operations in Madison, WI.

(4)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior periods have been adjusted for comparative purposes, and the reclassifications have no impact on earnings.